Filed Pursuant to Rule 424(b)(2)
Registration No. 333-150298

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Senior Notes	$1,000,000,000	$55,800

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT DATED MAY 11, 2009 TO
PROSPECTUS DATED APRIL 17, 2008,
AS SUPPLEMENTED BY PROSPECTUS SUPPLEMENT DATED APRIL 25, 2008,
AND SUPPLEMENTAL TO THE OFFICERS’ CERTIFICATE AND COMPANY ORDER DATED APRIL 25, 2008

U.S. BANCORP
Medium-Term Notes, Series R (Senior)
Medium-Term Notes, Series S (Subordinated)

CUSIP No.:	91159HGR5
Series:
☒	Series R (Senior)
☐	Series S (Subordinated)
Form of Note:
☒	Book-Entry
☐	Certificated
Principal Amount:	$1,000,000,000
Trade Date:	May 11, 2009
Original Issue Date:	May 14, 2009
Maturity Date:	May 15, 2014
Base Rate (and, if applicable, related Interest Periods):
☒	Fixed Rate Note
☐	Commercial Paper Note
☐	Federal Funds Note
☐	LIBOR Note
☐	EURIBOR Note
☐	Prime Rate Note
☐	CD Rate Note
☐	Treasury Rate Note
☐	CMT Rate Note
☐	Other Base Rate
☐	Zero Coupon Note
Agent’s Commission:	0.223%
Redemption Terms:

Other Terms: This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program

Name of Agent and Delivery Instructions: Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., Cabrera Capital Markets, LLC and Loop Capital Markets, LLC
DTC #050

Issue Price (Dollar Amount and Percentage of Principal Amount):
Amount:	$999,820,000/99.982%
Net Proceeds to the Company:	$997,590,000
Interest Rate/Initial Interest Rate:	4.20%
Interest Payment Dates:	May 15 and November 15, beginning November 16, 2009
Regular Record Date:	15 Calendar Days prior to each Interest Payment Date
Interest Determination Date:
Interest Reset Date:
Index Source:
Index Maturity:
Spread:
Spread Multiplier:
Maximum Interest Rate:
Day Count:	30/360
Minimum Interest Rate:
For Original Issue Discount Notes:
Original Issue Discount%:
Yield to Maturity:
Original Issue Discount Notes:
☐	Subject to special provisions set forth therein with respect to the principal amount thereof payable upon any redemption or acceleration of the maturity thereof
☐	For Federal income tax purposes only

/s/  Kenneth D. Nelson
(Authorized Signature)

/s/  John C. Stern
(Authorized Signature)